FOR IMMEDIATE RELEASE	Contact: Jeffrey A. Sanders
February 22, 2012	317.465.0529
jsanders@fhlbi.com

Federal Home Loan Bank of Indianapolis Declares Dividend
and Reports 2011 Financial Results

Indianapolis, IN…On February 22, 2012, the Board of Directors of the Federal Home Loan Bank of Indianapolis ("FHLBI") declared dividends on Class B-1 and Class B-2 capital stock at annualized rates of 3.00% and 2.40%, respectively. These dividends will be paid in cash on February 23, 2012.

"An important value of membership in the FHLBI is the dividend that we have been consistently able to pay our members as a return on their capital investment," commented Milton Miller, President - CEO.
"We are pleased that we were able to grow retained earnings and increase the dividend for the fourth quarter."

Net Income for the fourth quarter of 2011 was $35.7 million. The decrease of $5.0 million compared to the same period in 2010 was primarily due to lower net interest income and net losses on derivatives and hedging activities, partially offset by a decrease in Total Assessments resulting from the satisfaction of our obligation to the Resolution Funding Corporation as of June 30, 2011. Net interest income decreased by $8.5 million or 13% in the fourth quarter of 2011, compared to the same period in 2010, primarily due to contracting spreads on mortgage-related assets.

Net Income for the year ended December 31, 2011 was $110.1 million. The decrease of $0.9 million or 1% compared to the same period in 2010 was primarily due to lower net interest income and net losses on derivatives and hedging activities, substantially offset by lower OTTI credit losses on our private-label mortgage-backed securities and a decrease in Total Assessments resulting from the satisfaction of our obligation to the Resolution Funding Corporation as of June 30, 2011. Net interest income decreased by $39.9 million or 15% in 2011, compared to 2010, primarily due to contracting spreads on mortgage-related assets and a reduction in prepayment fees on Advances.

Total Assets at December 31, 2011 were $40.4 billion. The decrease of $4.6 billion or 10% compared to December 31, 2010 was primarily due to a decrease in Investments. Advances outstanding totaled $18.6 billion. The increase of 2% compared to December 31, 2010 was primarily due to higher Advances to our insurance company members. Mortgage Loans Held for Portfolio totaled $6.0 billion. The decrease of 11% compared to December 31, 2010 was primarily due to repayments exceeding the purchases of mortgage loans under our Mortgage Purchase Program. Investments totaled $15.2 billion. The decrease of 23% compared to December 31, 2010 was primarily due to a managed reduction in short-term investments. Consolidated Obligations totaled $36.9 billion at December 31, 2011. The decrease of 10% compared to December 31, 2010 was due to lower funding needs primarily resulting from the reduction in short-term investments.

Total Capital (GAAP) was $1.9 billion at December 31, 2011. The decrease of $0.2 million compared to December 31, 2010 was primarily due to a net decrease in Capital Stock of $47.0 million and a decrease in Accumulated Other Comprehensive Income (Loss) ("AOCI") of $23.3 million, substantially offset by an increase in Retained Earnings of $70.1 million. During the second quarter of 2011, we repurchased $248.0 million of excess stock, consisting of Capital Stock of $125.9 million and Mandatorily Redeemable Capital Stock of $122.1 million.

At December 31, 2011, Total Regulatory Capital was $2.5 billion and our regulatory capital-to-assets ratio was 6.23%, which exceeds all applicable regulatory capital requirements.

"The growth in Advances and strong recruitment of new members during 2011 demonstrates, we believe, the trust that both new and long-standing members have in our ability to provide them with liquidity and funding to support housing finance and economic growth within their communities," stated Miller. "We remain committed to maintaining a strong financial position to ensure our members continue to have reliable access to low-cost funding."

All amounts referenced above and in the following table are unaudited. More detailed information about our financial results for the year ended December 31, 2011 will be included in our Annual Report on Form 10-K, which we intend to file in mid-March.

Financial Highlights (unaudited) ($ amounts in millions, as rounded)
	Three Months Ended December 31,		Year Ended December 31,
Condensed Statements of Income	2011	2010	2011	2010
Net Interest Income After Provision for Credit Losses	$58	$66	$226	$266
Net Other-Than-Temporary Impairment Losses	(1)	(2)	(27)	(70)
Other Income (Loss), excluding OTTI	(1)	11	(6)	11
Other Expenses	15	19	58	55
Total Assessments	5	15	25	41
Net Income	$36	$41	$110	$111

Condensed Statements of Condition	December 31, 2011	December 31, 2010
Advances	$18,568	$18,275
Mortgage Loans Held for Portfolio, net	5,955	6,702
Investments (1)	15,203	19,785
Other Assets	649	168
Total Assets	$40,375	$44,930

Consolidated Obligations, net	$36,894	$40,800
Mandatorily Redeemable Capital Stock	454	658
Other Liabilities	1,080	1,525
Total Liabilities	38,428	42,983
Capital Stock, Class B Putable	1,563	1,610
Retained Earnings	498	427
Accumulated Other Comprehensive Income (Loss)	(114)	(90)
Total Capital (GAAP)	1,947	1,947
Total Liabilities and Capital	$40,375	$44,930

Total Regulatory Capital (2)	$2,515	$2,695

(1)	Includes Held-to-Maturity Securities, Available-for-Sale Securities, Interest-Bearing Deposits, Securities Purchased Under Agreements to Resell, and Federal Funds Sold.

(2)	Total Regulatory Capital is Total Capital (GAAP) plus Mandatorily Redeemable Capital Stock less Accumulated Other Comprehensive Income (Loss).

Safe Harbor Statement

This document may contain forward-looking statements within the meaning of the U.S. Private Securities Litigation Reform Act of 1995 concerning plans, objectives, goals, strategies, future events or performance. Forward-looking statements can be identified by words such as "anticipates," "intends," "plans," "seeks," "believes," "estimates," "expects" or the negative of these terms or comparable terminology. Any forward-looking statement contained in this document reflects our current beliefs and expectations. Actual results or performance may differ materially from what is expressed in any forward-looking statements.

Any forward-looking statement contained in this document speaks only as of the date on which it was made. We undertake no obligation to publicly update any forward-looking statement, whether as a result of new information, future developments or otherwise, except as may be required by law. Readers are referred to the documents filed by us with the U.S. Securities and Exchange Commission, specifically reports on Form 10-K and Form 10-Q which include factors that could cause actual results to differ from forward-looking statements. These reports are available at www.sec.gov.

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Building Partnerships, Serving Communities
The Federal Home Loan Bank of Indianapolis (FHLBI) is one of 12 regional banks that make up the Federal Home Loan Bank System. FHLBanks are government-sponsored enterprises created by Congress to ensure access to low-cost funding for their member financial institutions. FHLBanks are privately capitalized and funded, and receive no Congressional appropriations. The FHLBI is owned by its Indiana and Michigan financial institution members, which include commercial banks, credit unions, insurance companies, and savings banks. For more information about the FHLBI, visit www.fhlbi.com.

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